Exhibit 99.1

September 7, 2010

Mr. Thomas Casey

6831 Prestonshire Lane

Dallas, Texas 75225

Dear Tom:

This letter serves to confirm the terms of our agreement regarding your voluntary separation from employment with Blockbuster Inc. Your effective termination date will be September 11, 2010. Until such time, you will continue to receive your current salary in accordance with Blockbuster’s normal payroll practices as well as employee benefits. You will receive a lump sum payment for any accrued but unused paid time off (“PTO”), less ordinary withholding tax by the next regularly scheduled payday following termination of your employment. Your separation is pursuant to the terms of your Amended and Restated Employment Agreement, dated May 17, 2010 (your “Employment Agreement”, subject to the following modifications:

•

Paragraph 3B. Stay Bonus – Delete second sentence. Insert: In the event Executive remains employed by the Company through September 7, 2010, the Company shall pay to Executive a lump sum cash bonus of $100,000.00 on September 7, 2010, subject to normal withholdings.

•	Paragraph 5A(1)(d) – Insert: Payment of the Stay Bonus as set forth in paragraph 3B of this Agreement.

For purposes of Paragraph 3B of your Employment Agreement, Blockbuster confirms that you have remained employed through September 7, 2010. As of August 30, 2010, you had no corporate responsibility and were no longer expected to report to the office. You agree to vacate your office and return any and all company property in your possession by September 7, 2010.

In addition, Blockbuster agrees to make the following payments by September 7, 2010:

(1)	Outstanding business travel expenses and

(2)	September 2010 relocation payment of $7,000.00.

Regarding all other terms and conditions of your employment, your Employment Agreement remains in full force and effect and this letter agreement shall be deemed to be an amendment to such Employment Agreement. You will continue to be indemnified as an officer and covered under the D&O liability insurance through September 11, 2010 and thereafter with respect to the time period you were employed at Blockbuster. You will be required to execute and return a General Release and Waiver of Claims attached hereto as Exhibit A in order to receive the above agreed compensation structure as well as the payments and entitlements set forth in Paragraph 5A of the Employment Agreement. As of the date of this letter agreement, Blockbuster Inc. confirms that it is not aware of any claims against you.

Please sign below and return one copy of this letter, which shall then constitute a binding agreement between you and Blockbuster Inc.

Sincerely,

/s/ James W. Keyes
James W. Keyes
Chairman and Chief
Executive Officer

/s/ Thomas Casey	September 7, 2010
Thomas Casey	Date

Exhibit A

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims (the “General Release”) dated as of September 7, 2010 is made in consideration of severance payments and other benefits provided to the undersigned employee (“Executive”) under the Employment Agreement by and between Executive and Blockbuster Inc. (the “Company”), effective as of May 17, 2010, as amended by letter agreement on September 7, 2010 (the “Employment Agreement”). Unless otherwise defined herein, the terms defined in the Employment Agreement shall have the same defined meaning in this General Release.

1. For valuable consideration to be paid to Executive, upon expiration of the seven day revocation period provided in Section 8 herein, as provided for in Paragraph 5 of the Employment Agreement and to which he is not contractually entitled to absent the execution of this General Release, the adequacy of which is hereby acknowledged, Executive, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and the Company’s former, present or future subsidiaries, parents, affiliates, related organizations, employees, officers, directors, equity holders, attorneys, successors and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including, without limitation, attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive’s employment with the Company (whether pursuant to the Employment Agreement or otherwise) or any of its affiliates and the termination of Executive’s employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims, and any obligations or causes of action arising from such claims, under common law including any state or federal discrimination, fair employment practices or any other employment-related statute or regulation (as they may have been amended through the date of this General Release) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, color, religion, national origin, age, gender, marital status, disability, handicap, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any claims arising under the Federal Rehabilitation Act of 1973, Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the National Labor Relations Act, the Fair Labor Standards Act, Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and any similar state statutes. The foregoing release and discharge also expressly includes any claims under any state or federal common law theory, including, without limitation, wrongful or retaliatory discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence. This also includes a release by Executive of any claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver applies to any claims or rights that may arise after the date Executive signs this General Release, but does not apply to any such claims arising out of conduct by any Releasees that takes place after Executive signs this General Release. All of the claims, liabilities, actions, charges, causes of action, demands, damages, remuneration, sums of money, accounts or expenses described in this Section 1 shall be described, collectively, as the “Released Claims”.

2. Excluded from this General Release are any claims which cannot be waived by law, including, but not limited to, the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims which are Released Claims on Executive’s behalf. Executive represents and warrants that as of the date of this General Release Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court. In addition, excluded from this General Release (and not included as Released Claims) are all payments and entitlements under the letter agreement dated September 7, 2010 between Executive and the Company (the “Letter Agreement”) and under Paragraph 5(A) of the Employment Agreement and all rights to be indemnified under directors’ and officers’ insurance policies as provided under the Letter Agreement, Paragraph 6 of the Employment Agreement or if greater, under applicable law.

3. Executive agrees never to sue Releasees in any forum for any Released Claims covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing Releasees with respect to Released Claims, other than under the ADEA to challenge this General Release, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.

4. Executive acknowledges and recites that:

(a) Executive has executed this General Release knowingly and voluntarily;

(b) Executive has read and understands this General Release in its entirety;

(c) Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;

(d) Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release and that the agreements and obligations herein are made voluntarily, knowingly and without duress, and that neither the Company nor its agents have made any representation inconsistent with the General Release; and

(e) Executive has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.

5. This General Release shall be governed by, and construed in accordance with, the laws of the United States applicable thereto and the internal laws of the State of Texas, without giving effect to the conflicts of law principles thereof.

6. Except for property and materials that Executive is permitted to retain under Paragraph 10 of the Employment Agreement, (A) Executive represents that he has returned all property belonging to the Company including, without limitation, keys, access cards, computer software and any other equipment or property and (B) Executive further represents that he has delivered to the Company all documents or materials of any nature belonging to it, whether an original or copies of any kind, including any Confidential Information.

7. Executive represents that he has been provided notice of his right to elect continuation of medical benefits under COBRA and that he is not entitled to any other benefits under the Company’s employee benefit plans. For avoidance of doubt, Executive’s and his eligible dependents’ rights under COBRA are not Released Claims.

8. Executive shall have 7 days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, in accordance with the requirements of Paragraph 7 of the Employment Agreement, in which event this General Release shall be unenforceable and null and void.

I, THOMAS CASEY, represent and agree that I have carefully read this General Release; that I have been given ample opportunity to consult with my legal counsel or any other party to the extent, if any, that I desire; and that I am voluntarily signing by my own free act.

PLEASE READ THIS GENERAL RELEASE CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS INCLUDED IN THE DEFINITION OF “RELEASED CLAIMS”.

EXECUTIVE:

/s/ Thomas Casey
THOMAS CASEY
Date: September 7, 2010

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